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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158250

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.50% Notes due June 2019	$500,000,000	$27,900

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated March 27, 2009)

$500,000,000

International Game Technology

7.50% Notes due 2019

We are offering $500,000,000 aggregate principal amount of 7.50% Notes due 2019, which we refer to in this prospectus supplement as "the notes".

The notes will mature on June 15, 2019. We will pay interest on the notes on June 15 and December 15 of each year, commencing on December 15, 2009, to holders of record at the close of business on the preceding June 1 and December 1, respectively.

We may redeem the notes at any time, and from time to time, by paying to the holders the redemption price as described under "Description of the Notes—Optional Redemption". If a change of control repurchase event occurs, we will be required to offer to purchase all of the notes from the holders at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

The notes will be unsecured and will rank senior to all our existing and future subordinated debt and will rank equally with our existing and future unsecured and unsubordinated obligations. The notes will not have the benefit of all of the covenants applicable to some of our existing unsecured senior debt. Except in the limited circumstances described herein, the notes will be effectively subordinated to any of our secured debt. The notes will be structurally subordinated to the debt and all other obligations of our subsidiaries.

The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

Investing in the notes involves risks. See "Risk Factors" on page S-4 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Offering Price(1)	Underwriting Discounts and Commissions	Proceeds (Before Expenses) to Us
Per Note	99.453%	0.650%	98.803%
Total	$497,265,000	$3,250,000	$494,015,000

(1)
Plus accrued interest, if any, from June 15, 2009 if settlement occurs after that date.

NONE OF THE UNITED STATES FEDERAL OR STATE SECURITIES COMMISSIONS OR REGULATORY AUTHORITIES, INCLUDING ANY GAMING REGULATORY AUTHORITY, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear and Clearstream, on or about June 15, 2009.

Joint Book-Running Managers

Banc of America Securities LLC	Deutsche Bank Securities	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	Morgan Stanley
RBS		Wachovia Securities

Co-Managers

BNP PARIBAS	Comerica Securities	KeyBanc Capital Markets
U.S. Bancorp Investments, Inc.		UBS

The date of this prospectus supplement is June 10, 2009

Prospectus Supplement

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

              We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

              We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

              Information contained on our web site does not constitute part of this prospectus supplement and accompanying prospectus.

              IGT, our logo and other trademarks mentioned in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

              Unless the context indicates otherwise, and except with respect to the discussion of the terms of the notes on the cover page and in the sections entitled "Summary—The Offering" and "Description of Notes," references to "International Game Technology," "IGT," "we," "us," "our," and "the Company" refer to International Game Technology and its consolidated entities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

              In this prospectus supplement and the accompanying prospectus we make some "forward-looking" statements, which are not historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "continue," and other similar terms and phrases, including references to assumptions.

S-ii

              Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances.

              All forward-looking statements are further qualified by and should be read in conjunction with the risks described or referred to under the heading "Risk Factors" beginning on page S-4 of this prospectus supplement, and under the "Risk Factors", "Legal Proceedings," and "Management's Discussion and Analysis of Financial Condition and Results of Operation" sections and other sections contained in our Annual Report on Form 10-K for the year ended September 30, 2008 and Quarterly Reports on Form 10-Q for the three months ended December 31, 2008, as amended, and the six months ended March 31, 2009, each filed with the Securities and Exchange Commission, or SEC, and subsequent periodic filings with the SEC incorporated herein by reference.

 WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC file number is 001-10684. You may read and copy any document we file (including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus) at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov or from our website at www.igt.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

              This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

S-iii

SUMMARY

              The following is a summary of selected information contained in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before purchasing the notes, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under the heading "Risk Factors," the financial statements, and the notes to the financial statements, included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes.

 Our Business

              International Game Technology is a global gaming company specializing in the design, manufacture, and marketing of electronic gaming equipment and network systems, as well as licensing and services. As a leading supplier of gaming products to the world, we maintain a wide array of entertainment-inspired gaming product lines and target gaming markets in all legal jurisdictions worldwide. We are committed to providing quality gaming products at competitive prices, designed to increase the potential for operator profits by serving players better.

              International Game Technology was incorporated in Nevada in December 1980 to acquire the gaming licensee and operating entity, IGT, and to facilitate our initial public offering. Principally serving the U.S. gaming markets when founded, we expanded into jurisdictions outside the U.S. in 1986. In addition to our main U.S. production facilities in Nevada, we manufacture gaming products in the United Kingdom and through a third-party manufacturer in Japan.

              We currently maintain sales offices in various gaming jurisdictions around the world. In addition to our operations in the U.S. and Canada, we have significant international operating centers located in Argentina, Australia, China, Japan, Macau, Mexico, the Netherlands, New Zealand, South Africa and the United Kingdom.

              Our principal executive offices are located at 9295 Prototype Drive, Reno, Nevada 89521. Our telephone number is (775) IGT-7777 and our website is www.igt.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information included on or linked from our website, and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

 The Offering

              The following is a brief summary of certain terms of this offering and is not a complete description of the offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement or the accompanying prospectus. For a more detailed description of the notes, see the section entitled "Description of Notes" beginning on page S-11 of this prospectus supplement.

Issuer	International Game Technology, a Nevada corporation.
Notes	$500,000,000 aggregate principal amount of 7.50% Notes due 2019.
Maturity Date	June 15, 2019.
Interest	The interest rate on the notes will be 7.50% per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2009.
Form and Denomination

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC's nominee.

Ranking

The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated obligations. The Notes will be structurally subordinated to all future and existing obligations of our subsidiaries and, except in the circumstances described under "Description of Notes—Future Liens," will be effectively subordinated to any secured debt we incur to the extent of the collateral securing such indebtedness.

Change of Control Repurchase Right

Following a change of control repurchase event (as defined herein), we will be required to offer to purchase all of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but not including the date of purchase. See "Description of Notes—Change of Control Repurchase Event."

Optional Redemption

We may redeem the notes, at any time in whole or from time to time in part, at the redemption price that is equal to the greater of (1) 100% of the principal amount of the notes and (2) an amount determined by an independent investment bank, in each case together with accrued interest to the redemption date. See "Description of Notes—Optional Redemption."

Mandatory Disposition Pursuant to Gaming Laws

If the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option, to either require such person to dispose of its notes or beneficial interest therein, or redeem such notes. We will redeem such notes at a redemption price for each $1,000 principal amount of notes equal to (i) the lesser of such person's cost and $1,000 plus accrued and unpaid interest to a specified date or (ii) such other amount as may be required by applicable law or by order of any applicable gaming authority. See "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws."

Certain Covenants

The provisions of the indenture governing the notes will, among other things, limit our ability to create liens, to enter into sale and leaseback transactions and to merge, consolidate or sell assets. These covenants are subject to a number of important exceptions. See "Description of Notes."

Use of Proceeds	We intend to use the net proceeds of this offering to fund the repurchase or redemption of a portion of our 2.6% senior convertible debentures due December 15, 2036.
No Prior Market; Listing

The notes will be new securities for which there is currently no market. Although certain of the underwriters intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. The notes will not be listed on any national securities exchange.

RISK FACTORS

              You should carefully consider the risks described below in addition to the remainder of this prospectus supplement and the factors discussed in our public filings with the Securities and Exchange Commission, including the information provided under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the six months ended March 31, 2009, filed with the SEC on May 14, 2009, and subsequent periodic filings with the SEC, before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus supplement are not the only ones related to our business, the notes, or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects. The trading price of the notes could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

 Risk Factors Related to the Notes

Our holding company structure results in structural subordination and may affect our ability to make payments on the notes.

              We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the notes, substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. Our subsidiaries' ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

              The notes are exclusively obligations of IGT and not of any of our subsidiaries, and will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

              As of March 31, 2009, the total balance sheet liabilities of our subsidiaries were approximately $1,188.6 million, of which approximately $632.2 million were jackpot liabilities offset on a dollar for dollar basis by U.S. Treasury securities, "Agency" securities (such as those of Freddie Mac and Fannie Mae) and cash.

The notes will not be secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the notes.

              The notes will not initially, and are not expected in the future to be, secured by any of our assets. Future indebtedness, or the terms with respect to existing indebtedness, may be amended to provide a lien against some or all of our assets. To the extent that any lien on our assets is not also granted on an equal and ratable basis in favor of the notes (as described under "Description of Notes—Future Liens"), then if we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

We may require you to dispose of your notes, or redeem your notes, if required by applicable gaming regulations.

              Certain gaming authorities may, in their discretion, require the holder of any of our debt securities, at such holder's own expense, to file applications, be investigated and be found suitable to own such securities. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its notes or to redeem such holder's notes in order to comply with gaming laws to which we are subject. See "Description of Notes—Mandatory Disposition Pursuant to Gaming Laws."

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

              We are not restricted under the terms of the indenture and the notes from incurring additional indebtedness, including indebtedness under our credit facility, or securing any of our indebtedness. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing any indebtedness, including subordinated indebtedness, by the terms of the indenture and the notes. If we issue other debt securities in the future, our debt service obligations will increase.

Noteholders may not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner.

              The indenture governing the notes will require us to furnish our SEC filings to the Trustee no more than 15 days after the date on which we file them with the SEC. The indenture also requires us to comply with certain filing requirements as set forth in the Trust Indenture Act of 1939, as amended. If we fail to furnish such reports to the Trustee, or we fail to comply with such filing requirements, we will be permitted to pay additional interest during the 60-day period after the date they were due, and during such period, holders of notes will not be able to accelerate the maturity of the notes. The indenture does not contain other reporting requirements with the SEC on our part. Accordingly, holders of notes may not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner. See "Description of Notes—Reports."

We may not have the ability to pay interest on the notes, to pay principal at maturity or to repurchase the notes upon a change of control.

              The notes bear interest semi-annually at a rate of interest 7.50% payable on June 15 and December 15 of each year and mature on June 15, 2019. If a change of control repurchase event occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We may not have sufficient funds to pay the interest or principal on the notes or the repurchase price. In addition, our senior credit facility or other agreements in effect at the time of the change of control may restrict our ability to make cash payments in connection with the repurchase of the notes upon a change of control repurchase event if an event of default then exists or would result from such payment under such agreements. If we fail to pay interest on the notes or repurchase the notes, we will be in default under the indenture governing the notes.

Some significant transactions may not constitute a change of control repurchase event that would obligate us to offer to repurchase the notes.

              Because the term change of control repurchase event, as defined in the indenture governing the notes, is limited to certain specified transactions, it may not include other events that might adversely affect our financial condition or the market price of the notes in all cases. In addition, an event that is a change of control may occur but, absent a ratings downgrade, would not require us to offer to repurchase the notes. Furthermore, certain other transactions such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries would not constitute a change in control.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long-term senior debt or the notes, or changes in the financial and credit markets could cause the liquidity or market value of the notes to decline significantly.

              Our long-term senior debt is rated, and we expect that the notes will be rated, by one or more rating agencies. There can be no assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

              In addition, the financial and credit markets have recently experienced significant turmoil. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the prices of the notes.

An active trading market for the notes may not develop.

              The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. As a result, an active trading market for the notes may not develop and any such market, if it were to develop, may not be liquid or sustainable for any period of time. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the then-current ratings assigned to the notes, the market for similar securities, and our performance. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

    •
    time remaining to the maturity of the notes;

    •
    outstanding amount of the notes;

    •
    the terms related to optional redemption of the notes; and

    •
    level, direction and volatility of market interest rates generally.

              The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

              In addition, the interest rate adjustment may not fully protect noteholders upon the occurrence of events or transactions which would result in a deterioration of the credit ratings assigned to the notes. Any such deterioration of the credit ratings assigned to the notes or to our credit ratings in general could adversely impact the trading prices of, and the liquidity of any market for, the notes.

The accounting method for convertible debt securities that may be settled in cash is the subject of recent changes that could have a material effect on our reported financial results.

              In May 2008, the Financial Accounting Standards Board issued its Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or APB 14-1. Under APB 14-1, an entity must separately account for the liability and equity components of convertible debt instruments (such as our 1.75% zero-coupon senior convertible debentures that were redeemed in January 2007, our 2.6% senior convertible debentures and our 3.25% convertible notes due 2014) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of APB 14-1 on the accounting for certain of our convertible debt is that the equity component would be included in the additional paid-in capital section of stockholders' equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of those convertible notes or debentures. APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. Because of our adoption of APB 14-1, beginning in our first quarter of fiscal 2010, we will be required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of such convertible debt to their face amount over the term of such convertible debt. Accordingly, beginning in our first quarter of fiscal 2010, we will report lower net income in our financial results because APB 14-1 will require interest to include both the amortization of the debt discount and the instrument's coupon interest for the applicable period. This could materially adversely affect our reported or future financial results.

 USE OF PROCEEDS

              We estimate that the net proceeds to us from this offering will be approximately $493.5 million, after payment of the underwriting discounts and commissions and estimated offering expenses to be paid by us.

              We intend to use the net proceeds of this offering to fund the repurchase or redemption of a portion of our 2.6% senior convertible debentures due December 15, 2036. The holders of the 2.6% senior convertible debentures have the right to require us to redeem such debentures for cash at 100% of their principal amount plus accrued and unpaid interest, if any, on December 15, 2009 (or on certain subsequent dates) and we anticipate that some or all of such holders will exercise their right to require us to redeem the debentures on December 15, 2009. As a result, we expect to repurchase all or substantially all of the 2.6% senior convertible debentures on December 15, 2009 or prior to such date in open market, privately negotiated, or structured transactions, depending on market conditions and other factors, using all of the net proceeds from this offering. As of May 31, 2009, approximately $707.0 million aggregate principal amount of our 2.6% senior convertible debentures were outstanding. Because the application of the net proceeds to us from this offering will not be sufficient to repurchase or redeem all of our 2.6% senior convertible debentures, we will fund the balance, if any, from cash on hand or from draws under our senior credit facility.

              In anticipation of the repurchase or redemption of our 2.6% senior convertible debentures and pending application of the net proceeds as described above, we may temporarily repay outstanding amounts drawn down under our senior credit facility and reborrow amounts from time to time thereunder to fund the repurchase or redemption. Our senior credit facility bore interest at a weighted average interest rate of approximately 2.97% at March 31, 2009. On June 8, 2009, we amended and restated our senior credit facility. As a result, the interest rate on amounts outstanding thereunder will be higher after such date.

CAPITALIZATION

               The following table sets forth the cash and cash equivalents position and the consolidated capitalization of IGT as of March 31, 2009:

    •
    on an actual basis,

    •
    on an adjusted basis to reflect IGT's issuance on May 11, 2009 of $850 million aggregate principal amount of 3.25% convertible notes due May 1, 2014 and the use of net proceeds from the sale of such notes for the payment of the initial purchasers' commissions and offering expenses, the convertible note hedge that was entered into in connection with such notes, the receipt of proceeds from the sale of certain warrants, and the repayment of $712.0 million of the outstanding borrowings under our senior credit facility, and

    •
    on a pro forma as adjusted basis to further reflect the issuance of the notes being offered hereby and the receipt of the net proceeds from the sale of the notes, after (i) payment of the underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the repurchase or redemption of a portion of our 2.6% senior convertible debentures at 100% of their principal amount using all of the net proceeds of this offering, as if such events took place on March 31, 2009. See "Use of Proceeds" for additional detail on the use of net proceeds from the issuance of the notes.

              This table should be read in conjunction with the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2008 and in our Quarterly Report on Form 10-Q for the six months ended March 31, 2009, which are incorporated herein by reference.

	As of March 31, 2009
	Actual	As Adjusted (1)	Pro Forma As Adjusted (2)
	(in millions)
Cash and cash equivalents	$191.2	$191.2	$191.2

Indebtedness:
Senior credit facility	$1,540.0	$828.0	$828.0
Installment purchase contract	2.0	2.0	2.0
2.6% Convertible Debentures	707.0	707.0	213.5
3.25% Convertible Notes	—	850.0	850.0
Notes offered hereby	—	—	500.0

Total indebtedness	2,249.0	2,387.0	2,393.5

Stockholders' equity:
Common stock	0.1	0.1	0.1
Additional paid in capital	1,284.2	1,239.0	1,239.0
Treasury stock	(799.0)	(799.0)	(799.0)
Retained earnings	486.9	486.9	486.9
Accumulated other comprehensive income	(29.6)	(29.6)	(29.6)

Total stockholder's equity	942.6	897.4	897.4

Total capitalization (excluding cash and cash equivalents)	$3,191.6	$3,284.4	$3,290.9

(1)
As adjusted for our issuance on May 11, 2009 of $850 million aggregate principal amount of 3.25% convertible notes due May 1, 2014 and application of the net proceeds from the sale of those notes.

(2)
Assuming that all of the 2.6% senior convertible debentures will be redeemed or repurchased by us, column reflects pro forma as further adjusted for the issuance of the notes being offered hereby and the receipt and application of the net proceeds from the sale of the notes to repurchase or redeem such debentures. We may temporarily repay outstanding amounts drawn down under our senior credit facility and reborrow amounts from time to time thereunder to fund the repurchase or redemption.

 RATIO OF EARNINGS TO FIXED CHARGES

              The table below sets forth the ratio of earnings to fixed charges of IGT and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended
	Six Months Ended March 31, 2009	September 30, 2008	September 30, 2007	September 30, 2006	September 30, 2005	September 30, 2004
Actual	4.0x	8.5x	16.0x	23.2x	22.9x	10.6x
Pro Forma (1)	3.2x	6.6x

              For the purpose of computing this ratio, earnings represent net income before fixed charges and income taxes, adjusted to exclude capitalized interest. Fixed charges represent interest expense excluding the portion related to liabilities to jackpot winners and including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

(1)
The pro forma ratio gives effect to the issuance of the notes offered hereby and the use of proceeds as described under "Use of Proceeds" as if they occurred on October 1, 2007. The pro forma earnings to fixed charge ratio reflects the net proceeds from the issuance of the notes offered hereby, net of the underwriting discounts and commissions and our estimated offering expenses related to the issuance, and the use of proceeds as described under "Use of Proceeds".

DESCRIPTION OF NOTES

              We will issue the notes under an indenture and first supplemental indenture (together, the "indenture"), both to be dated as of the closing date of this offering between us and Wells Fargo Bank, National Association, as trustee (the "trustee"). The following description of the terms of the indenture and the notes is a summary. This summary does not restate the indenture or the notes in full and excludes certain definitions and legal terminology contained in the indenture. While we believe this summary contains all of the information about the indenture important to your decision to purchase the notes, it does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this summary, will define your rights as a holder of notes. You may request a copy of the indenture from the trustee or from us at our address shown under "Where You Can Find More Information," and we will file a copy of the indenture with the SEC.

              If this description differs in any way from the description of the debt securities in the accompanying prospectus, then you should rely on this description.

              In this section, references to "IGT," "we," "our" or "us" refer solely to International Game Technology and not its subsidiaries.

General

              The notes will be issued in an aggregate principal amount of $500,000,000. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2019. The notes will bear cash interest at the rate of 7.50% per annum from the original issuance date of the notes, which is expected to be June 15, 2009. We will pay interest on the notes semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2009, to holders of record at the close of business on the June 1 or December 1 (as the case may be) immediately preceding such interest payment date. Interest will be calculated using a 360-day year composed of twelve 30-day months. Each payment of interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or repurchase or maturity date, as applicable).

              Any payment required to be made on any day that is not a business day will be made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement. A "business day" is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity or purchase by us.

              We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement, in each case in our sole discretion.

              The notes will be payable at the corporate trust office of the paying agent, which initially is an office or agency of the trustee. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar. So long as the notes are represented by a global security, the interest payable on the notes will be paid to Cede & Co., as nominee of The Depository Trust Company ("DTC"), or its registered assigns as the registered owner of such global security, by wire transfer of immediately available funds on each interest payment date.

              The notes will not be entitled to the benefit of any sinking fund.

              The notes will be issued only in fully registered form in minimum denominations of $2,000 principal amount and multiples of $1,000 principal amount in excess thereof.

              We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Ranking

              The notes will be general unsecured obligations of IGT and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated obligations. The notes will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries. None of our subsidiaries is or is required to become a guarantor of the notes.

              We currently conduct substantially all our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of that subsidiary will be paid first, after which it may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

              Other than restrictions described under "—Change of Control Repurchase Event" and "—Merger and Sale of Assets by IGT" below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

              As of March 31, 2009, the total balance sheet liabilities of our subsidiaries were approximately $1,188.6 million, of which approximately $632.2 million were jackpot liabilities offset on a dollar-for-dollar basis by United States Treasury securities, "Agency" securities (such as those of Freddie Mac and Fannie Mae) and cash. We and our subsidiaries expect from time to time to incur additional indebtedness and other liabilities.

Optional Redemption

              The notes will be redeemable at our option, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of:

    (1)
    100% of the principal amount of the notes to be redeemed; and

    (2)
    as determined by an independent investment bank (as defined below) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such notes discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate (as defined below), plus 50 basis points;

plus, in each case, any accrued and unpaid interest on the notes being redeemed to the date of redemption, provided that if the optional redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the holder of record of such notes at the close of business on the relevant record date.

              We will mail or send by electronic transmission notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. Notices of redemption may not be conditional. In addition, we will issue a press release containing the relevant information included in the notice (and make the press release available on our website).

              Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

              In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems fair and appropriate (subject to the procedures of DTC). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. In the case of a physical certificate, a new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

              For purposes of these provisions:

    •
    "Treasury rate" means, with respect to the notes on any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable Treasury issue (as defined below) for the notes, assuming a price for the comparable Treasury issue (expressed as a percentage of its principal amount) equal to the comparable Treasury price (as defined below) for such redemption date;

    •
    "comparable Treasury issue" means the United States Treasury security selected by the independent investment bank as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of those notes;

    •
    "comparable Treasury price" means, with respect to the notes on any redemption date, (1) the average of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the reference Treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference Treasury dealer quotations, or (b) if the independent investment bank obtains fewer than four such reference Treasury dealer quotations, the average of all such quotations;

    •
    "independent investment bank" means one of the reference Treasury dealers appointed by us;

    •
    "reference Treasury dealer quotations" means, with respect to each reference Treasury dealer and the notes on any redemption date, the average, as determined by the independent investment bank, of the bid and asked prices for the comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment bank by such reference Treasury dealer at 5:00 p.m. on the third business day preceding such redemption date; and

    •
    "reference Treasury dealer" means each of Banc of America Securities LLC, Goldman, Sachs & Co., RBS Securities Inc. and a primary Treasury dealer (as defined below) selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "primary Treasury dealer"), we shall replace that former dealer with another primary Treasury dealer.

Change of Control Repurchase Event

              Upon the occurrence of a change of control repurchase event (as defined below), unless we have exercised our right to redeem the notes as described under "—Optional Redemption," each holder of notes will have the right to require us to purchase all, or any portion (although no notes of a principal amount of $2,000 or less will be repurchased in part), of its notes pursuant to the offer described below (the "change of control offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase (such price, the "change of control purchase price"), subject to the rights of holders of notes on any relevant record date to receive interest due on the relevant interest payment date.

              Within 30 days following the date upon which the change of control repurchase event occurred or, at our option, prior to any change of control (as defined below) but after the public announcement of that pending change of control, we will be required to send, by first class mail, or by electronic transmission in the case of notes held in book-entry form, a notice to each holder, with a copy to the trustee, which notice will govern the terms of the change of control offer. That notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed to the holders, other than as may be required by law (the "change of control payment date") and will specify the procedures for tendering notes. If mailed prior to the date of consummation of the change of control, the notice will state that the change of control offer is conditioned on the consummation of the change of control on or prior to the change of control payment date, provided that a change of control offer may only be made in advance of a change of control repurchase event and be conditional on such change of control repurchase event if a definitive agreement is in place for the change of control repurchase event at the time such conditional change of control offer is made. In addition, we will issue a press release containing the relevant information included in the notice (and make the press release available on our website).

              Holders who elect to have their notes purchased pursuant to a change of control offer will be required to surrender their notes, together with any required instructions, to the paying agent at the address specified in the notice, or to transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent and DTC, prior to the close of business on the third business day prior to the change of control payment date.

              On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

    (i)
    accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

    (ii)
    deposit with the paying agent an amount equal to the aggregate change of control purchase price in respect of all notes or portions of notes properly tendered; and

    (iii)
    deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of the notes or portions thereof we are purchasing.

              The paying agent will promptly distribute to each holder of notes properly tendered the purchase price for such notes, and we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered, provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any note so accepted will cease to accrue interest on and after the change of control payment date.

              We will not be required to make a change of control offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements that we would have been required to meet had we made such an offer, and (ii) such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

              For purposes of these provisions:

    •
    "change of control" means the occurrence of any one of the following:

    (1)
    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to us or one of our subsidiaries;

    (2)
    the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the "beneficial owner" as defined in Rules 13d-3 and 13d-5 under the Exchange Act of more than 50% of our outstanding voting stock, measured by voting power rather than number of shares;

    (3)
    we consolidate with, or merge with or into, any person or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction;

      (4)
      the first day on which the majority of the members of our board of directors ceases to be continuing directors; or

      (5)
      the adoption of a plan relating to our liquidation or dissolution;

    •
    "change of control repurchase event" means the notes cease to be rated investment grade (as defined below) by at least two of the three rating agencies on any date during the period (the "trigger period") commencing 60 days prior to the date we first publicly announce any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings downgrade). Unless at least two of the three rating agencies are providing a rating for the notes at the commencement of any trigger period, the notes will be deemed to have ceased to be rated investment grade by at least two of the three rating agencies during that trigger period. Notwithstanding the foregoing, no change of control repurchase event will be deemed to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated;

    •
    "continuing director" means, as of any date of determination, any individual who on the original issuance date of the notes was a member of our board of directors, together with any new directors whose election or, solely to fill the vacancy of a continuing director, appointment by such board of directors, or whose nomination for election by the stockholders of IGT, was approved by a vote of a majority of the directors of IGT then still in office who were either directors on the original issuance date of the notes or whose election, appointment (in the case of a vacancy of a continuing director) or nomination for election was previously approved by a majority of the then continuing directors, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as a nominee for director;

    •
    "Fitch" means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors;

    •
    "investment grade" means (i) a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's), (ii) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and (iii) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch);

    •
    "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors;

    •
    "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity, and includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act;

    •
    "rating agency" means each of Moody's, S&P and Fitch; provided that if any of Moody's, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint an entity registered as a "national recognized statistical rating organization (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the notes that is reasonably acceptable to the trustee as a replacement for such rating agency; and

    •
    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    •
    "voting stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

              We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. We will comply with these rules to the extent they apply at that time.

              The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our and our subsidiaries' assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder to require us or a third party to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of IGT's and its subsidiaries' assets may be uncertain.

              The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

              If a change of control repurchase event were to occur, we may not have sufficient funds to pay the change of control purchase price for all or any of the notes that are surrendered to us. See "Risk Factors—Risk Factors Related to the Notes—We may not have the ability to pay interest on the notes or to pay amounts due at maturity, or to repurchase the notes upon a change of control." In particular, we have, and may in the future incur, other indebtedness with similar or stricter change of control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the notes when required following a change of control repurchase event, we will be in default under the indenture governing the notes.

Covenants

              The notes will be subject to certain restrictive covenants described below.

    Restrictions on Secured Indebtedness

              Under the indenture, we will not, and will not permit any of our restricted subsidiaries (as defined below) to, incur, issue, assume or guarantee any indebtedness (as defined below) secured by any lien, other than permitted liens (as defined below), on (1) any property or assets owned or leased by us or any restricted subsidiary or (2) any shares of stock or debt of any restricted subsidiary, unless we secure the notes equally and ratably with, or prior to, the indebtedness secured by the lien, for so long as such other indebtedness is so secured. If we secure the notes in this manner, we have the option of securing any of our other indebtedness or obligations, or those of any subsidiary, equally and ratably with the notes, as long as such other debt or obligations are not subordinate to the notes.

              Notwithstanding the foregoing, IGT may, and may permit any of its restricted subsidiaries to, incur liens securing indebtedness without equally and ratably securing the notes if, after giving effect to the incurrence of such liens, the aggregate amount (without duplication) of (a) the aggregate principal amount of the indebtedness secured by such liens (other than permitted liens) on the property or assets (which includes capital stock) of IGT and its restricted subsidiaries plus (b) all attributable indebtedness of IGT or any restricted subsidiary in respect of any sale and leaseback transaction, is in aggregate less than or equal to 10% of our consolidated net tangible assets.

              The foregoing restriction does not apply to the following (each, a "permitted lien"):

    •
    liens existing as of the date of the indenture;

    •
    liens on the property, shares of stock or indebtedness of any person existing at the time such person becomes our restricted subsidiary;

    •
    liens securing indebtedness owing by any of our subsidiaries to us or to any of our other restricted subsidiaries;

    •
    liens in favor of the United States of America, any state of the United States of America, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments required under any contract or provision of any statute or regulation;

    •
    liens on property, shares of stock or indebtedness, either:

    •
    existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

    •
    securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

    •
    securing indebtedness to finance the purchase price of the property, stock or indebtedness, or the cost of acquiring, constructing on or improving of the property, that were incurred prior to or at the time or within one year after we acquire the property, stock or indebtedness or complete construction on or improvement of the property and commence full operation thereof;

    •
    ordinary course liens (as defined below);

    •
    liens securing the notes;

    •
    liens on shares of any equity security (or any warrant or option to purchase an equity security or any security which is convertible into an equity security) issued by any subsidiary of IGT that holds, directly or indirectly through a holding company or otherwise, a license to conduct gaming under any gaming law, but such liens shall be permitted liens only if and so long as the gaming laws of the relevant jurisdiction provide that any such lien shall be terminated on the transfer or other disposition of such securities; and

    •
    any extension, renewal or replacement of the liens described above, so long as such extension, renewal or replacement is limited to the same property, shares or indebtedness securing the lien that was extended, renewed or replaced (plus improvements on such property), except that if the indebtedness secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of indebtedness that is subject to this covenant.

              For purposes of these provisions:

    •
    "attributable indebtedness" means, in respect of a sale and leaseback transaction, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such sale and leaseback transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended);

    •
    "consolidated net tangible assets" means, on any date of determination, our total assets as they appear on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter, less (i) all liabilities shown on such consolidated balance sheet that are classified and accounted for as current liabilities or that otherwise would be considered current liabilities under generally accepted accounting principles in the United States ("GAAP"); and (ii) all assets shown on such consolidated balance sheet that are classified and accounted for as intangible assets or that otherwise would be considered intangible assets under GAAP, including, without limitation, franchises, patents and patent applications, trademarks, brand names and goodwill;

    •
    "indebtedness" means, with respect to any person, without duplication, any indebtedness of such person, whether or not contingent: (i) in respect of borrowed money; (ii) evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements with respect thereto); (iii) in respect of banker's acceptances, bank guarantees, surety bonds or similar instruments; (iv) representing capital lease obligations; or (v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP, provided, however, that to the extent any derivative transaction entered into primarily for purposes of hedging (including swaps, caps, collars, options, futures transactions, forward rate agreements and foreign exchange transactions and any other similar transaction (including any option with respect to any of the foregoing) and any combination of any of the foregoing) would otherwise qualify as indebtedness under GAAP, such derivative transaction shall not be considered indebtedness for purposes hereof; and, in addition, the term "indebtedness" shall include all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person prepared in accordance with GAAP: (i) all indebtedness of others secured by a lien on any asset of the specified person (whether or not such indebtedness is assumed by the specified person); (ii) to the extent not otherwise included, any guarantee by the specified person of indebtedness of any other person; and (iii) preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of the specified person;

    •
    "lien" means, with respect to any property or assets, including capital stock or indebtedness, any lien, mortgage, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction);

    •
    "ordinary course lien" means (i) liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor; (ii) liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days; (iii) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other similar obligations incurred in the ordinary course of business; (iv) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of our business or the business of our subsidiaries; (v) liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not for purposes of providing such right of offset or statutory bankers' lien; (vi) liens created by or resulting from any litigation or legal proceeding involving us or our subsidiaries in the ordinary course of business that is being contested in good faith if reserves have been made therefor and no material property is subject to material risk of loss or forfeiture; (vii) easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us and our subsidiaries; and (viii) precautionary financing statements filed under the Uniform Commercial Code that are made in connection with operating leases and not constituting a lien; and

    •
    "restricted subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables.

    Limitation on Sale and Leasebacks

              Neither we nor any of our restricted subsidiaries will enter into, assume, guarantee or otherwise become liable with respect to a sale and leaseback transaction unless after giving effect thereto the sum, without duplication, of: (a) the aggregate principal amount of all secured indebtedness (other than to the extent secured by a permitted lien); and (b) all attributable indebtedness in respect of sale and leaseback transactions (other than those referred to in the following paragraph), does not in the aggregate exceed 10% of our consolidated net tangible assets.

              This restriction shall not apply to any sale and leaseback transaction if, within one year from the effective date of such sale and leaseback transaction, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt (as defined below) or the prepayment of any capital lease obligation of us or any restricted subsidiary, an amount of cash not less than the greater of (a) the net proceeds of the sale of the property sold and leased back pursuant to such arrangement, or (b) the fair market value of the property sold and leased back pursuant to such arrangement, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any notes delivered within one year after such sale to the trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (including, for this purpose, any currently maturing portion of such long-term debt), other than the notes, voluntarily retired by us or any restricted subsidiary within one year after such sale.

              This restriction also does not apply to any sale and leaseback transaction between us and any of our restricted subsidiaries or between any of our restricted subsidiaries, or for which, at the time the transaction is entered into, the term of the related lease to us or our restricted subsidiary of the property sold pursuant to such transaction is three years or less.

              "Long-term debt" means all indebtedness for borrowed money owed or guaranteed by us or any of our subsidiaries and any other indebtedness which, under GAAP, would appear as indebtedness on our most recent consolidated balance sheet, which matures by its terms more than 12 months from the date of such consolidated balance sheet or which matures by its terms in less than 12 months but by its terms is renewable or extendible beyond 12 months from the date of such consolidated balance sheet at the option of the borrower.

Future Liens

              Subject to our obtaining the regulatory approvals referred to below, we will agree in the indenture that if at any time, pursuant to the terms of any credit agreement or facility between us and our lenders, as amended at such time (a "credit facility"), we are required to grant a lien to the lenders under such credit facility (or their representative) as a result of our senior, long-term indebtedness being rated below a level specified in such credit facility, then we will grant to the trustee, on behalf of all holders of the notes, an equal and ratable lien on any of our assets or the assets of our subsidiaries that are subject to any such lien granted to the lenders under the terms of such credit facility. If, thereafter, any such lien is released pursuant to the terms of any such credit facility, then the lien in favor of the trustee will similarly be released; provided, that if any lien in favor of the lenders is then subsequently reimposed under the terms of the credit facility, we shall again grant an equal and ratable lien in favor of the trustee.

              Under the terms of our new senior credit facility, if (a) the debt ratings by Moody's is reduced below investment grade or we cease to have a debt rating by Moody's and (b) the debt rating by S&P is reduced below investment grade or we cease to have a debt rating by S&P, we will grant a lien, for the benefit of the lenders under the senior credit facility, on 100% of the equity interests in our domestic subsidiaries and 66% of the equity interests in our directly and wholly-owned foreign subsidiaries. As used in the preceding sentence, "debt rating" means the rating as determined by either S&P or Moody's of our non-credit-enhanced, senior unsecured long-term debt (unless the loans under our senior credit facility shall have a rating assigned to them, in which event that rating shall be used).

              In the indenture, we will agree to use our reasonable best efforts to obtain all regulatory approvals needed to implement the foregoing on or before November 30, 2009. Such regulatory approvals may not be granted in respect of the notes even if they are granted in connection with similar provisions in our credit facility or our other indebtedness.

              Any such lien in any collateral granted hereunder is expected to be shared equally and ratably with loans under our senior credit facility and with any other notes, bonds or debentures that may be issued by us in the future; provided that any such lien shall be automatically released upon the release of the lien discussed above.

Merger and Sales of Assets by IGT

              We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless

    •
    if we are not the surviving person, then either (A) the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; or (B) we shall have received an opinion of nationally recognized counsel experienced in such matters to the effect that, under the relevant laws (as in effect at the date of the merger or consolidation, but taking into account reasonably expected changes in laws), (i) investors in the notes will be subject to tax for United States federal income tax purposes with respect to their investment in the notes after such transaction in the same amount, at the same time and otherwise in the same manner as prior to such transaction, and (ii) the net amount of payments to be received by the holders of the notes will not be less than the amounts that such holders would have been entitled to receive prior to the merger or consolidation, provided that, in the case of either clause (A) or (B), the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the notes and the performance of each of our other covenants under the indenture;

    •
    if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby;

    •
    immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

    •
    we have delivered to the trustee an officers' certificate stating that such merger or asset sale is in compliance with the terms and conditions of the indenture.

              This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

              Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, IGT under the indenture.

              Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change of control which, if such transaction causes a change of control repurchase event, would enable holders to require us to purchase their notes as described above.

Mandatory Disposition Pursuant to Gaming Laws

              Each holder, by accepting notes, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which we or any of our subsidiaries does business requires that a person who is a holder or the beneficial owner of notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

    •
    to require such person to dispose of its notes or beneficial interest therein within 30 days of receipt of notice of our election or such earlier date as may be requested or prescribed by such gaming authority; or

    •
    to redeem such notes at a redemption price for each $1,000 principal of notes equal to:

    (1)
    the lesser of:

      (a)
      such person's cost; and

      (b)
      $1,000, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so required or prescribed by the applicable gaming authority; or

    (2)
    such other amount as may be required by applicable law or by order of any applicable gaming authority;

        provided that, in the case of any such redemption, (A) we have agreed to use our reasonable efforts to obtain necessary regulatory approvals to provide that the redemption price will be no less than the amount set forth in clause (1)(b) above, and (B) following any such redemption, any outstanding notes shall have a minimum denomination of $2,000 and $1,000 in excess thereof.

              We shall notify the trustee in writing of any such redemption as soon as practicable. We shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability. In addition, if any notes are held in trust by an agent or by a nominee, the record holder of any notes may be required to disclose the identity of the beneficial owner of any notes to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

Reports

              So long as any notes are outstanding, we will furnish to the trustee within 15 days after the date on which we file the same with the SEC pursuant to its rules and regulations, all annual and quarterly reports, information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

              If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Events of Default

              The following are events of default with respect to the notes:

    •
    default for 30 days in payment of any interest due and payable on the notes;

    •
    default in payment of principal of the notes and accrued and unpaid interest at maturity, upon repurchase or following a change of control repurchase event, when the same becomes due and payable;

    •
    we fail to provide notice of the occurrence of a change of control as required by the indenture;

    •
    default by us or any of our significant subsidiaries (as defined in the indenture) under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

    •
    default in the payment of any of our or any of our significant subsidiaries' indebtedness for money borrowed in an aggregate principal amount exceeding $100,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity if such default shall continue more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

    •
    default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

    •
    certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries.

              Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default described in the 6th bullet above relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or as otherwise required to be filed pursuant to the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes (the "extension fee"). The extension fee will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 60th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 60th day), such extension fee will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 60th day, the notes will be subject to acceleration as provided herein. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event that we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided herein. To make such election, we must give notice to the trustee for holders prior to the day any such event of default occurs.

              The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture and any event that with the giving of notice or the lapse of time would become an event of default under the indenture.

              The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount plus accrued and unpaid interest, if any, on the notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of the notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of notes may rescind the declaration of acceleration.

              A holder of notes may pursue any remedy under the indenture only if:

    •
    the holder gives the trustee written notice of a continuing event of default for the notes;

    •
    the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

    •
    the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

    •
    the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

    •
    during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

              This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of or interest on the holder's notes on or after the respective due dates expressed in its notes.

              The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to indemnification reasonably satisfactory to it before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes. None of the trustee's duties and powers under the indenture requires it to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

              The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

Modification and Waiver

              We may amend or supplement the indenture if the holders of a majority in principal amount of the notes consent to it. Without the consent of the holder of each note affected thereby, however, no modification may:

    •
    reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

    •
    reduce any rate of interest or change the time for payment of interest on the notes;

    •
    reduce the principal amount of the notes or change their final stated maturity;

    •
    reduce the repurchase price of the notes or change the time at which the notes may or must be repurchased;

    •
    make payments on the notes payable in currency other than as originally stated in the notes;

    •
    impair the holder's right to institute suit for the enforcement of any payment on the notes;

    •
    make any change in the percentage of principal amount of notes necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

    •
    waive a continuing default or event of default regarding any payment on the notes; or

    •
    adversely affect the repurchase provisions of the notes.

              We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

    •
    to cure any ambiguity, omission, defect or inconsistency;

    •
    to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

    •
    to provide for uncertificated notes in addition to or in place of certificated notes;

    •
    to provide any security for or guarantees of the notes;

    •
    to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

    •
    to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

    •
    to add events of default with respect to the notes;

    •
    to add circumstances under which we will pay additional interest on the notes; or

    •
    to make any change that does not adversely affect any outstanding notes in any material respect.

              The holders of a majority in principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

              The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of notes, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

              We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or, subject to the satisfaction of certain conditions contained in the indenture and within one year of the maturity date of the notes, by depositing with the trustee or delivering to the holders, as applicable, cash sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

              We may be discharged from all of our obligations with respect to the notes (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge notes as provided in the indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the notes money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the notes on the final maturity date in accordance with the terms of the indenture and the notes. We may only do this if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur.

              In certain other circumstances, we may be able to cease complying with certain restrictive covenants, including those described under "Covenants—Restrictions on Secured Indebtedness," "Covenants—Limitation on Sale and Leasebacks," "Merger and Sales of Assets by IGT." In addition, in those circumstances, the occurrence of certain events of default will no longer be deemed not to be or result in an event of default with respect to the notes. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the notes, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the notes on the stated maturities in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any notes and those notes are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those notes at the time of their stated maturities, but might not be sufficient to pay amounts due on those notes upon that acceleration. In that case, we will remain liable for the payments.

Governing Law

              The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

              Wells Fargo Bank, National Association, is the trustee, registrar and paying agent.

              If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

              If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

              We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

              The notes will be exchangeable for other notes, for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. See "—Book-Entry System" below for further description of the procedures and requirements for transfer of ownership pursuant to DTC's book-entry transfer system.

              We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Notices

              Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing. If at any time we are required to give a notice pursuant to the terms of the indenture or the notes, we will also issue a press release containing the relevant information (and make that press release available on our website).

Replacement of Notes

              We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Book-Entry System

              The notes will be represented by one or more global securities (each a "global security"). Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the notes will not be issued in definitive form.

              Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

              Investors may hold interests in the global securities either through DTC (in the United States) or through Clearstream Banking, société anonyme, Luxembourg ("Clearstream"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in their respective names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts as participants of DTC.

              So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither IGT, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

              We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants. Distributions on the notes held beneficially through Clearstream and Euroclear will be credited to cash accounts of its customers in accordance with their respective rules and procedures, to the extent received by their respective U.S. depositaries.

              If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue the notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the notes represented by the global security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in minimum denominations of $2,000 and integral multiples of $1,000, unless otherwise specified by us.

    Clearance and Settlement Procedures

              Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

              Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions will, however, require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

              Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

              Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

    Information about DTC, Clearstream and Euroclear

              We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("direct participants") deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

              We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

              We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

              We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

UNITED STATES FEDERAL INCOME TAXATION

              The following is a general discussion of certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting, insurance companies, expatriates, tax-exempt organizations, persons subject to the alternative minimum tax, persons that are, or hold their notes through, partnerships or other pass-through entities, or persons who have a functional currency other than the U.S. dollar) or to persons that hold their notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, except as expressly provided below, the discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with holders that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and only with notes that were issued by us on the issue date at the issue price. No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

              For purposes of this discussion, a "U.S. holder" means a beneficial owner (as determined for U.S. federal income tax purposes) of a note that is, or is treated as, one of the following:

    •
    a citizen or individual resident of the United States;

    •
    a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state therein, including for this purpose the District of Columbia;

    •
    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    •
    a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

              A "non-U.S. holder" means any beneficial owner of a note (other than a partnership or any entity treated as a partnership for U.S. federal income tax purposes) that is not a "U.S. holder."

              If an entity that is classified as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding a note and partners in such partnership should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

              The discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. We urge investors considering the purchase of notes to consult their own tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences to them under the laws of any state, local or foreign taxing jurisdiction.

              We believe the notes will be treated as indebtedness for U.S. federal income tax purposes. This summary discussion assumes that the IRS will respect this classification.

U.S. Holders

    Interest on Notes

              It is not expected that the notes will be issued with more than a de minimis amount of original issue discount ("OID"). Accordingly, it is expected that U.S. holders of notes will be required to recognize as ordinary income any interest paid or accrued on the notes in accordance with their regular method of accounting. If, however, the notes are issued with OID (defined generally as the excess of a note's "stated redemption price at maturity" over its issue price if in excess of a de minimis amount), then the amount of OID on a note must be included in income as ordinary interest income as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder's regular method of accounting. In addition, any amount not treated as OID because it is de minimis (i.e., less than 0.25% of a note's stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity) must be included in income (generally as gain from the sale of such note) as principal payments are received on the notes in proportion to the amount that each such payment bears to the original principal amount of such note. The discussion below assumes that the notes have not been issued with more than a de minimis amount of OID.

    Additional Payments

              We will be required to pay additional amounts to holders on the occurrence of certain events, including, among others, if we are required to repurchase the notes in connection with a change of control repurchase event (as described under "Description of Notes—Change of Control Repurchase Event"). We believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, and, although the matter is not entirely free from doubt, we therefore do not believe that these possible additional amounts will cause the notes to be treated as contingent payment debt instruments. Assuming our position is respected, U.S. holders would be required to treat any such additional amounts as ordinary interest income and include such amounts in income at the time payments are received or accrued, in accordance with their regular method of accounting for U.S. federal income tax purposes. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to challenge our determination successfully and the notes were treated as contingent payment debt instruments, a U.S. holder may be required, among other things, to accrue interest income (regardless of their regular method of accounting for U.S. federal income tax purposes) at a rate higher than the stated interest rate on the notes. In addition, on a sale, exchange or redemption of a note, U.S. holders would generally be required to treat any gain as ordinary income rather than capital gain. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations.

              The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. U.S. holders should consult their own tax advisors about the treatment of additional payments that might be made in respect of the notes.

    Sale, Exchange or Retirement of Notes

              Upon the sale, exchange or retirement of notes, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest, which is taxable as described in "U.S. Holders—Interest on Notes" above to the extent not previously included in income) and the holder's tax basis in the notes. A U.S. holder's tax basis in a note generally will be equal to the amount paid for the note.

              Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the notes were held for more than one year. Under current law, long-term capital gains of non-corporate taxpayers are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

    Interest on Notes

              Subject to the discussion of backup withholding below, payments of interest by us or our agent (in its capacity as such) to any non-U.S. holder will generally not be subject to U.S. federal withholding tax, provided that:

                  (1)          the interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States;

                  (2)          such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

                  (3)          such holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (actually or constructively) through stock ownership;

                  (4)          such holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

                  (5)          neither we nor our agent has actual knowledge or reason to know that such holder is a U.S. person, and such holder properly certifies on IRS Form W-8BEN or a successor form, under penalties of perjury, that such holder is not a U.S. person and provides its name and address and other requirements are met or such holder otherwise establishes an exemption.

              If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exemption described above, payments of interest made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless another exemption applies and such holder complies with the relevant certification requirements. Any prospective investor who may not satisfy the portfolio interest exemption requirements described above should consult its tax advisors prior to making an investment in the notes.

              If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business and, if required by an applicable income tax treaty as a condition to taxation, is attributable to a U.S. permanent establishment, such holder, although exempt from U.S. federal withholding tax (by reason of the delivery of a properly completed IRS Form W-8ECI or successor form), will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments.

    Additional Payments

              As described above under "—U.S. Holders—Additional Payments," we will be required to pay additional amounts to holders on the occurrence of certain events, including, among others, if we are required to repurchase the notes in connection with a change of control repurchase event. It is possible that some or all of such payments might be subject to U.S. federal withholding tax as described above under "—Interest on Notes." Each non-U.S. holder that is considering the purchase of notes should consult its own tax advisor regarding the tax consequences that relate to the potential payment of additional interest or other contingencies.

    Sale, Exchange or Retirement of Notes

              Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder upon the sale, exchange or retirement of notes will not be subject to U.S. federal income or withholding taxes unless: (i) such gain is effectively connected with a U.S. trade or business of the holder (and, if required by an applicable income tax treaty as a condition to taxation, is attributable to a U.S. permanent establishment), in which case the non-U.S. holder will be subject to U.S. federal income tax on such gain as if it were a U.S. person; (ii) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met, in which case such gain (net of certain losses) would generally be taxed at a rate of 30%, subject to elimination under an applicable income tax treaty; or (iii) such gain represents accrued interest, in which case the rules for interest would apply, as described in "Non-U.S. Holders—Interest on Notes" above. If a holder is a foreign corporation, gains effectively connected with a U.S. trade or business of such holder may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits, as defined in the Code, for the taxable year, subject to adjustments.

Backup Withholding and Information Reporting

              Backup withholding and information reporting requirements may apply to certain payments of principal and interest on notes. We, our paying agent or certain other parties, as the case may be, will be required to withhold from any payment that is subject to backup withholding at a current rate of 28% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

              Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of notes who has provided the required certification under penalties of perjury that such holder is not a U.S. person as set forth in clause (5) under "Non-U.S. Holders—Interest on Notes" or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors may be required to report payments of interest on your notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

              Payments of the proceeds from the sale, exchange or retirement of a note to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

    •
    a U.S. person;

    •
    a controlled foreign corporation for U.S. tax purposes;

    •
    a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business; or

    •
    a foreign partnership with specified connections to the United States.

              Information reporting and backup withholding may apply to payments of the proceeds from a sale, exchange or retirement of a note held by a non-U.S. holder to or through the U.S. office of a broker unless the non-U.S. holder establishes an exemption from one or both.

              Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's U.S. federal income tax liability and, if withholding results in an overpayment of tax, the holder may be entitled to a refund provided the required information is timely furnished to the IRS and other applicable requirements are met. Holders should consult their own tax advisors regarding all aspects of the backup withholding rules, including the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding taxes.

Recent Legislative Developments

              The Obama Administration has recently proposed legislation that would limit the ability of non-U.S. investors to claim the exemption from U.S. withholding tax in respect of "portfolio interest" on the notes, if such investors hold the notes through a non-U.S. intermediary that is not a "qualified intermediary." The Administration's proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of interest paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of notes paid to a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor's actual tax liability. The full details of these proposals have not yet been made public, although the Administration's summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the Administration's proposals on their investment in respect of the notes.

Underwriting

              We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$57,250,000
Deutsche Bank Securities Inc.	57,250,000
Goldman, Sachs & Co.	57,250,000
Mitsubishi UFJ Securities (USA), Inc.	57,250,000
Mizuho Securities USA Inc.	57,250,000
Morgan Stanley & Co. Incorporated	57,250,000
RBS Securities Inc.	57,250,000
Wachovia Capital Markets, LLC	57,250,000
BNP Paribas Securities Corp.	8,400,000
Comerica Securities, Inc.	8,400,000
KeyBanc Capital Markets Inc.	8,400,000
U.S. Bancorp Investments, Inc.	8,400,000
UBS Securities LLC	8,400,000

Total	$500,000,000

              The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

              Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

              In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

              The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

              These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

              We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

              We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

              The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking or commercial banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers and hold, on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans. Certain of the underwriters or their respective affiliates are lenders or have committed to lend under our senior credit facility, including Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. Incorporated, RBS Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp. and KeyBanc Capital Markets Inc. or their respective affiliates. We may temporarily repay outstanding amounts under our senior credit facility using the net proceeds of this offering and will pay such amounts to the underwriters or their respective affiliates in proportion to their respective current commitments under the senior credit facility. Because the underwriters or their affiliates or associated persons may receive more than 10% of the proceeds of the offering, the offering is made in compliance with the applicable provisions of Rule 5110 of the Financial Industry Regulatory Authority and NASD Conduct Rule 2720. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, a qualified independent underwriter is not required to be appointed; however, the offering will be conducted in accordance with all other applicable provisions of the FINRA rules.

Sales Outside the United States

              No action has been taken in any jurisdiction that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement, accompanying prospectus or any other material relating to us or the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

              Each of the underwriters may arrange to sell the notes offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In particular, Wachovia Capital Markets, LLC may arrange to sell notes in certain jurisdictions through an affiliate, Wachovia Securities International Limited, or WSIL. WSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wachovia Capital Markets, LLC. WSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wachovia Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wachovia Capital Markets, LLC and WSIL.

    European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

                  (a)          to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

                  (b)         to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

                  (c)          to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

                  (d)         in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

    United Kingdom

              Each underwriter has represented and agreed that:

                  (a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

                  (b)         it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

    France

              This prospectus supplement and accompanying prospectus have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marches financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement, the accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investor may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

    Switzerland

              Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others without the prior written consent of the underwriters or their respective agents. This prospectus supplement and the accompanying prospectus are not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and accompanying prospectus may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

    Italy

              The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, the underwriters have not offered or sold, and will not offer or sell, any notes in the Republic of Italy in a solicitation to the public, and sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, the notes cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market. The underwriters will not offer, sell or deliver any notes or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy except: to "Professional Investors", as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended ("Regulation No. 11522"), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended ("Decree No. 58"), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement, the accompanying prospectus or any other document relating to the notes in the Republic of Italy must be (a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended ("Decree No. 385"), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations; (b) in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless and exemption, depending, inter alia, on the aggregate amount and the characteristics of the notes issued or offered in the Republic of Italy, applies; and (c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

    Hong Kong

              The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

    Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

    Singapore

              This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              In this prospectus supplement and the accompanying prospectus, we "incorporate by reference" certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and until this offering is completed:

    •
    our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, filed on November 26, 2008, including certain information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 16, 2009;

    •
    our Quarterly Report on Form 10-Q for the three months ended December 31, 2008, filed with the SEC on February 12, 2009 (as amended by the Form 10-Q/A filed on February 17, 2009);

    •
    our Quarterly Report on Form 10-Q for the six months ended March 31, 2009, filed with the SEC on May 14, 2009; and

    •
    our Current Reports on Form 8-K filed on October 23, 2008, November 19, 2008, December 19, 2008 (as amended by the Form 8-K/A filed on March 6, 2009), December 30, 2008, January 9, 2009, January 28, 2009 (as amended by the Form 8-K/A filed on March 6, 2009), February 4, 2009, March 6, 2009, March 25, 2009, May 1, 2009, May 5, 2009, May 6, 2009, May 11, 2009 and June 9, 2009.

              You may request a copy of these filings at no cost, by writing or telephoning us at:

        International Game Technology
        9295 Prototype Drive
        Reno, Nevada 89521
        Attention: Craig Billings, Vice President of Investor Relations and Corporate Finance
        866-296-4232

              You should rely only upon the information provided in this document or incorporated in this document by reference. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

 LEGAL MATTERS

              Certain legal matters with respect to the notes will be passed upon for us by David D. Johnson, Esq., Executive Vice President, General Counsel and Secretary of IGT, and by O'Melveny & Myers LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

              The consolidated financial statements of International Game Technology and subsidiaries and the effectiveness of our internal control over financial reporting, incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Our financial statements are incorporated by reference in reliance on Deloitte & Touche LLP's report, given on such firm's authority as an expert in accounting and auditing.

PROSPECTUS

DEBT SECURITIES

        We may offer from time to time, in one or more series, debt securities.

        We may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any debt securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

        The specific terms of any debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before you make an investment decision.

        Investing in our securities involves a high degree of risk. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2009.

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ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a "shelf" registration process. By using a shelf registration statement, we may sell debt securities from time to time and in one or more offerings. Each time we sell debt securities, we will provide a supplement to this prospectus that contains specific information about the debt securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any debt securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        We may also prepare free writing prospectuses to describe the terms of particular debt securities, which terms may vary from those described in this prospectus. Any free writing prospectus should therefore be carefully reviewed in connection with this prospectus and with any prospectus supplement referred to therein. A free writing prospectus will not constitute a part of this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to the "Company," "we," "us" and "our" refer to International Game Technology, those entities owned or controlled by International Game Technology and predecessors of International Game Technology.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

              Securities and Exchange Commission
              Room 1500
              100 F Street, N.E.
              Washington D.C. 20549

        You may call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC as indicated above. Forms of the indenture and other documents establishing the terms of the offered debt securities are filed as exhibits to the

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registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

        ª our Annual Report on Form 10-K for the fiscal year ended September 30, 2008;

        ª our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008;

        ª Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 2008;

        ª our Current Report on Form 8-K filed on October 23, 2008;

        ª our Current Report on Form 8-K filed on November 19, 2008;

        ª our Current Report on Form 8-K filed on December 19, 2008, as amended by Amendment No. 1 on Form 8-K/A filed on March 6, 2009;

        ª our Current Report on Form 8-K filed on December 30, 2008;

        ª our Current Report on Form 8-K filed on January 9, 2009;

        ª our Current Report on Form 8-K filed on January 28, 2009, as amended by Amendment No. 1 on Form 8-K/A filed on March 6, 2009;

        ª our Current Report on Form 8-K filed on February 4, 2009;

        ª our Current Report on Form 8-K filed on March 6, 2009; and

        ª our Current Report on Form 8-K filed on March 25, 2009.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering, other than documents or information deemed furnished and not filed in accordance with SEC rules.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                International Game Technology
                9295 Prototype Drive
                Reno, Nevada 89521
                Telephone: (866) 296 4232

        These filings can also be obtained through the SEC as described above or, with respect to certain of these documents, at our website at www.igt.com. Except for the documents described above, information on our website is not incorporated by reference into this prospectus.

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 FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference, and any prospectus supplement will contain or incorporate by reference, statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to future events or trends, our future prospects and proposed new products, services, developments, or business strategies, among other things. These statements can generally (although not always) be identified by their use of terms and phrases such as "anticipate," "believe," "could," "would," "estimate," "expect," "intend," "may," "plan," "predict," "project," "pursue," "will," "continue," and other similar terms and phrases, as well as the use of the future tense.

        Examples of forward looking statements in or incorporated by reference in this prospectus include, but are not limited to, the following matters:

        ª our ability to introduce new products and stimulate replacement demand

        ª the timing, features, benefits, and expected success of new product introductions

        ª the timing of the introduction of and revenues from server-based systems

        ª our ability to acquire, develop, or protect intellectual property

        ª our market share, competitive advantage, and leadership position

        ª the advantages offered to customers by our products and product features

        ª the timing and estimated costs related to our company-wide strategic review and workforce reduction

        ª gaming growth, expansion, and new market opportunities

        ª our ability to benefit from and effectively integrate and utilize acquired businesses and assets

        ª investments in other entities, expanding our product lines, and improving our position in related markets

        ª factors impacting future gross margins and tax rates

        ª increasing growth or contributions from certain non-machine products and services

        ª increasing machine sales or placements

        ª legislative or regulatory developments and related market opportunities

        ª available capital resources to fund future operating requirements, capital expenditures, payment obligations, and share repurchases

        ª timing and amount of future share or debenture repurchases and dividends

        ª expectations regarding losses from off-balance sheet arrangements

        ª expectations regarding the outcome and expense of litigation

        Actual results could differ materially from those expressed or implied in our forward looking statements. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made in "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the year ended September 30, 2008 and in "Item 1A. Risk Factors" of our Quarterly

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Report on Form 10-Q for the quarter ended December 31, 2008 and as such risk factors may be updated in subsequent SEC filings, as well as our other reports filed with the SEC and in any prospectus supplement. You should not assume at any point in the future that the forward looking statements in this prospectus are still valid. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances after the date of this prospectus or any prospectus supplement, unless required by law to do so.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratio of earnings to fixed charges of IGT and its consolidated subsidiaries on a historical basis for each of the periods indicated:

	Fiscal Year Ended September 30,
Three Months Ended December 31, 2008	2008	2007	2006	2005	2004
4.3	8.5	16.0	23.2	22.9	10.6

        For the purpose of computing this ratio, earnings represent net income before fixed charges and income taxes, adjusted to exclude capitalized interest. Fixed charges represent interest expense excluding the portion related to liabilities to jackpot winners and including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

USE OF PROCEEDS

        When we offer particular debt securities, we will describe in a prospectus supplement relating to the debt securities offered how we intend to use the proceeds from their sale. We may invest funds not required immediately for such purposes in short-term investment grade securities.

LEGAL MATTERS

        The validity of debt securities issued hereunder will be passed upon for us by O'Melveny & Myers LLP.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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$500,000,000

International Game Technology

7.50% Notes due 2019

PROSPECTUS SUPPLEMENT

June 10, 2009

Joint Book-Running Managers

Banc of America Securities LLC	Deutsche Bank Securities	Goldman, Sachs & Co.
Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	Morgan Stanley
RBS		Wachovia Securities

Co-Managers

BNP PARIBAS	Comerica Securities	KeyBanc Capital Markets
U.S. Bancorp Investments, Inc.		UBS